Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: June 9, 2020

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Accelerates Structural Changes from Simplification/Modernization; Outlines Cost-Control Actions to Mitigate COVID-19 Headwinds

•	Accelerating Simplification/Modernization initiative; increasing annualized benefits of FY21 Restructuring Actions to $65 million to $75 million

•	Continuing temporary cost-control actions of approximately $10 million to $15 million per quarter beginning July 1 to mitigate market effects of COVID-19

PITTSBURGH, June 9, 2020 - Kennametal Inc. (NYSE: KMT) today is providing an update on its ongoing Simplification/Modernization initiative. In addition, it is announcing continuing cost-control actions to mitigate the lower market conditions associated with COVID-19.
Simplification/Modernization
As part of its ongoing Simplification/Modernization initiative, the Company is accelerating its structural cost reduction plans. A restructuring of approximately 10 percent of salaried employees globally is expected to be substantially complete in the first half of fiscal 2021.
“Within our Simplification/Modernization initiative, the current market conditions provide an opportunity to accelerate our plans for reducing structural costs while improving the effectiveness of our commercial functions and manufacturing operations. The acceleration will lead to increased savings by the end of fiscal year 2021. Also, as volume increases, we will be able to leverage this structure and our modernized manufacturing processes for even more productivity,” said President and CEO Christopher Rossi.
Accordingly, the Company is increasing the estimated annualized benefits of its FY21 Restructuring Actions to $65 million to $75 million from $25 million to $30 million and the pre-tax charges to $90 million to $100 million from $55 million to $60 million.

Temporary Cost-Control Actions
Effective July 1, the Company is implementing the following cost-control actions to mitigate headwinds from COVID-19:

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Compensation of salaried employees will temporarily be reduced by 10 to 20 percent based on job level through the first half of fiscal 2021. This action is expected to save approximately $10 million to $15 million per quarter, which is similar in amount to and replaces furloughs or similar actions currently in place for salaried employees.

•	Kennametal’s Board of Directors cash compensation will be reduced by 20 percent through the first half of fiscal 2021.

•	The Company will continue temporary shutdowns and reduced production schedules to align manufacturing capacity to anticipated customer demand.

Rossi continued, “Based on our April and May sales, we expect economic weakness will persist, and we need to continue to maintain these types of temporary cost-control actions until we begin to see markets recover. The steps we are announcing today and the ongoing work we are doing in Simplification/Modernization position us well for long-term success. Even so, these are difficult decisions as they touch every one of our employees, especially those who will be leaving Kennametal, and we are committed to supporting them throughout this transition.”

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling, and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering, and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2019. Learn more at www.kennametal.com.
Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

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